Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-235304-01

*Full Pricing* $1bn+ SEC-Registered Daimler Trucks Retail Trust (DTRT) 2020-1

Lead Managers: Citi (Str.), BNP Paribas and SMBC Nikko
Co-Managers: Mizuho and Santander Investment Securities

CLS	AMT ($mm)	WAL**	Fitch/Mdys	WNDW	E.FINL	L.FINL	BENCH	SPRD	YLD	CPN	$PX
A-1	200.000	0.19	NR/NR	1-5	8/20	3/15/21	**Retained**
A-2	384.000	0.90	AAA/Aaa	5-18	9/21	4/15/22	EDSF	+65	1.145	1.14	99.99797
A-3	336.000	2.08	AAA/Aaa	18-34	1/23	9/15/23	IntS	+75	1.228	1.22	99.98999
A-4	85.405	3.02	AAA/Aaa	34-37	4/23	6/15/27	IntS	+85	1.380	1.37	99.98212

Initial Total: $1,005,405,000
Initial Offered: $805,405,000
**Assumes a 12% CPR to 5% clean-up call (% of notes)

-Transaction Details-
Ticker: DTRT 2020-1
Deal Size: $1bn+
Registration: Public
Exp. Ratings: Fitch and Moody’s
Settle Date: 3/18/2020
First Pay: 4/15/2020
B&D: Citi
ERISA: YES
Min. Denoms: $1k x $1k

-Available Information-
* Prelim Prospectus, Ratings FWP, IntexNet CDIs (Attached)
* Intex Deal Name: XDATR201 / XDATR201_2 Password: 27JX / X6A3
* https://www.netroadshow.com Password: Trucks2020

SEC CUSIP:
A-1: **Retained**
A-2: 233854 AB4
A-3: 233854 AC2
A-4: 233854 AD0

SEC ISIN:
A-1: **Retained**
A-2: US233854AB43
A-3: US233854AC26
A-4: US233854AD09

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.